FOR IMMEDIATE RELEASE	Exhibit 99.1
METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2022 RESULTS

COLUMBUS, Ohio, USA – May 5, 2022 – Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2022. Provided below are the highlights:

•Reported sales increased 12% compared with the prior year. In local currency, sales increased 14% in the quarter as currency reduced sales growth by 2%.

•Net earnings per diluted share as reported (EPS) were $7.55, compared with $6.32 in the prior-year period. Adjusted EPS was $7.87, an increase of 20% over the prior-year amount of $6.56. Adjusted EPS is a non-GAAP measure, and a reconciliation to EPS is included on the last page of the attached schedules.

First Quarter Results

Patrick Kaltenbach, President and Chief Executive Officer, stated, "We had a strong start to the year with robust customer demand and diligent execution by our teams throughout the world. We had excellent growth in our Laboratory and Industrial businesses and saw broad-based growth in most regions. Despite continued higher costs associated with challenges in the global supply chain, we had a very good increase in operating profit and earnings growth, which is particularly impressive given the excellent growth in the prior year."

GAAP Results
EPS in the quarter was $7.55, compared with the prior-year amount of $6.32.

Compared with the prior year, total reported sales increased 12% to $897.8 million. By region, reported sales increased 16% in the Americas, 3% in Europe and 14% in Asia/Rest of World. Earnings before taxes amounted to $213.0 million, compared with $185.4 million in the prior year.

Non-GAAP Results
Adjusted EPS was $7.87, an increase of 20% over the prior-year amount of $6.56.

Compared with the prior year, total sales in local currency increased 14% as currency reduced sales growth by 2%. By region, local currency sales increased 16% in the Americas, 10% in Europe and 15% in Asia/Rest of World. Adjusted Operating Profit amounted to $241.2 million, a 15% increase from the prior-year amount of $210.7 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Outlook

The Company stated that forecasting continues to be challenging. Management cautions that market conditions are very dynamic and changes to the business environment can happen quickly. There is increased uncertainty in the economic environment today including the potential impact of COVID-19, challenges in the global supply chain, inflationary pressures, unfavorable foreign currency and the potential repercussions from the war in Ukraine. The estimates include uncertainty and management acknowledges that market conditions are subject to change.

The Company said that based on its assessment of market conditions today, management anticipates local currency sales growth in 2022 will be approximately 8%. This sales growth is expected to result in

Adjusted EPS in the range of $38.20 to $38.50, which represents a growth rate of 12% to 13%. This compares with previous local currency sales guidance of approximately 7% and Adjusted EPS guidance of $38.15 to $38.50.

Based on today's assessment of market conditions, management anticipates local currency sales growth for the second quarter of 2022 will be approximately 7%, and Adjusted EPS is forecasted to be $8.70 to $8.80, a growth rate of 7% to 9%.

While the Company has provided an outlook for local currency sales growth and Adjusted EPS, it has not provided an outlook for reported sales growth or EPS as it would require an estimate of currency exchange fluctuations and non-recurring items, which are not yet known.

Conclusion

Kaltenbach concluded, "Momentum in our business is good across our Laboratory and Industrial product lines and we believe we are continuing to gain market share. Our ability to navigate challenges in the supply chain and meet customer demand continues to be a competitive advantage. We face macro uncertainties including COVID-19, challenges in the global supply chain, inflationary pressures, unfavorable foreign currency and the potential repercussions from the war in Ukraine. We remain focused on what we can control, namely capitalizing on our strong product portfolio and focused execution of our strategic programs to capture growth. Our culture of agility and resilience is particularly important given market conditions today. We remain confident in our strategic initiatives and our ability to deliver strong results in 2022 and beyond."

Other Matters

The Company will host a conference call to discuss its quarterly results today (Thursday, May 5) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You should not rely on forward-looking statements to predict our actual results. Our actual results or performance may be materially different than reflected in forward-looking statements because of various risks and uncertainties, including statements about expected revenue growth and long-term impacts of the COVID-19 pandemic and recent developments in Ukraine. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue.” We make forward-looking statements about future events or our future financial performance, including earnings and sales growth, earnings per share, strategic plans and contingency plans, growth opportunities or economic downturns, our ability to respond to changes in market conditions, customer demand, our competitive position, pricing, our supply chain, adequacy of our facilities, access to and the costs of raw materials, shipping and supplier costs, gross margins, planned research and development efforts and product introductions, capital expenditures, cash flow, tax-related matters, the impact of foreign currencies, compliance with laws, effects of acquisitions and the impact of the COVID-19 pandemic and recent developments in Ukraine on our businesses. Our forward-looking statements may not be accurate or complete, and we do not intend to update or revise them in light of actual results. New risks also periodically arise. Please consider the risks and factors that could cause our results to differ materially from what is described in our forward-looking statements, including the uncertain duration and severity of the COVID-19 pandemic and recent developments in Ukraine. See in particular “Factors Affecting Our Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC from time to time.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	March 31, 2022		% of sales	March 31, 2021	% of sales
Net sales	$897,791	(a)	100.0	$804,390	100.0
Cost of sales	378,206		42.1	332,694	41.4
Gross profit	519,585		57.9	471,696	58.6

Research and development	43,028		4.8	39,272	4.9
Selling, general and administrative	235,312		26.2	221,752	27.6
Amortization	16,604		1.8	13,884	1.7
Interest expense	11,338		1.3	9,471	1.2
Restructuring charges	4,011		0.5	1,193	0.1
Other charges (income), net	(3,709)		(0.4)	710	0.1
Earnings before taxes	213,001		23.7	185,414	23.0

Provision for taxes	39,000		4.3	35,751	4.4
Net earnings	$174,001		19.4	$149,663	18.6

Basic earnings per common share:
Net earnings	$7.64			$6.41
Weighted average number of common shares	22,768,298			23,365,077

Diluted earnings per common share:
Net earnings	$7.55			$6.32
Weighted average number of common and common equivalent shares	23,040,231			23,685,665

Note:
(a)	Local currency sales increased 14% as compared to the same period in 2021.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	March 31, 2022		% of sales	March 31, 2021	% of sales
Earnings before taxes	$213,001			$185,414
Amortization	16,604			13,884
Interest expense	11,338			9,471
Restructuring charges	4,011			1,193
Other charges (income), net	(3,709)			710
Adjusted operating profit	$241,245	(b)	26.9	$210,672	26.2

Note:
(b)	Adjusted operating profit increased 15% as compared to the same period in 2021.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31, 2022	December 31, 2021

Cash and cash equivalents	$116,949	$98,564
Accounts receivable, net	617,880	647,335
Inventories	446,490	414,543
Other current assets and prepaid expenses	128,567	108,916
Total current assets	1,309,886	1,268,358

Property, plant and equipment, net	787,472	799,365
Goodwill and other intangible assets, net	955,197	956,072
Other non-current assets	303,628	302,003
Total assets	$3,356,183	$3,326,798

Short-term borrowings and maturities of long-term debt	$105,262	$101,134
Trade accounts payable	259,352	272,911
Accrued and other current liabilities	722,799	772,493
Total current liabilities	1,087,413	1,146,538

Long-term debt	1,766,832	1,580,808
Other non-current liabilities	417,368	428,031
Total liabilities	3,271,613	3,155,377

Shareholders’ equity	84,570	171,421
Total liabilities and shareholders’ equity	$3,356,183	$3,326,798

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three months ended
	March 31,
	2022	2021

Net earnings	$174,001	$149,663
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	11,880	10,943
Amortization	16,604	13,884
Deferred tax benefit	(1,096)	(5,068)
Share-based compensation	4,509	4,575
Decrease in cash resulting from changes in
operating assets and liabilities	(115,061)	(15,120)
Net cash provided by operating activities	90,837	158,877
Cash flows from investing activities:
Purchase of property, plant and equipment	(19,151)	(24,605)
Proceeds from government contract (a)	18,000	—
Acquisitions	(9,704)	(185,074)
Other investing activities	3743	18,226
Net cash used in investing activities	(7,112)	(191,453)
Cash flows from financing activities:
Proceeds from borrowings	684,037	827,991
Repayments of borrowings	(478,479)	(523,146)
Proceeds from exercise of stock options	5,289	5,049
Repurchases of common stock	(275,000)	(262,500)
Other financing activities	(332)	(714)
Net cash (used in) provided by financing activities	(64,485)	46,680

Effect of exchange rate changes on cash and cash equivalents	(855)	(1,704)

Net increase in cash and cash equivalents	18,385	12,400

Beginning of period	98,564	94,254
End of period	$116,949	$106,654

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

Net cash provided by operating activities	$90,837	$158,877
Payments in respect of restructuring activities	1,914	4,573
Payments for acquisition costs	174	117
Purchase of property, plant and equipment (a)	(17,472)	(24,605)
Adjusted free cash flow	$75,453	$138,962

Note:
(a)	In September 2021, the Company entered into an agreement with the U.S. Department of Defense to increase the domestic production capacity of pipette tips and enhance manufacturing automation and logistics. The Company will receive funding of $35.8 million, which will offset future capital expenditures. For the three months ended March 31, 2022, the funding proceeds of $18.0M and related purchase of property, plant and equipment of $1.7M are excluded from Adjusted free cash flow.

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe	Americas		Asia/RoW		Total
U.S. Dollar Sales Growth
Three Months Ended March 31, 2022	3%	16%		14%		12%

Local Currency Sales Growth
Three Months Ended March 31, 2022	10%	16%		15%		14%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

		Three months ended
		March 31,
		2022		2021		% Growth
EPS as reported, diluted		$7.55		$6.32		19%

Purchased intangible amortization, net of tax		0.22	(a)	0.12	(a)
Restructuring charges, net of tax		0.14	(b)	0.04	(b)
Acquisition costs, net of tax		0.02	(c)	0.10	(c)
Income tax expense		(0.06)	(d)	(0.02)	(d)

Adjusted EPS, diluted		$7.87		$6.56		20%

Notes:
(a)	Represents the EPS impact of purchased intangibles amortization of $6.6 million ($5.1 million after tax) and $3.8 million ($2.9 million after tax) for the three months ended March 31, 2022 and 2021, respectively.
(b)	Represents the EPS impact of restructuring charges of $4.0 million ($3.2 million after tax) and $1.2 million ($1.0 million after tax) for the three months ended March 31, 2022 and 2021, respectively, which primarily include employee related costs.
(c)	Represents the EPS impact of acquisition costs of $0.5 million ($0.4 million after tax) and $2.8 million ($2.3 million after tax) for the three months ended March 31, 2022 and 2021, respectively.
(d)	Represents the EPS impact of the difference between our quarterly and estimated annual tax rate before non-recurring discrete items during the three months ended March 31, 2022 and 2021 due to the timing of excess tax benefits associated with stock option exercises.